As filed with the Securities and Exchange Commission on December 22, 2008

Registration No. 333-130282

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	98-0599916
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Greenway Plaza Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip code)

Blandonnet International Business Center Building F, 7th Floor Chemin de Blandonnet Vernier, Switzerland	CH-1214
(Address of Principal Executive Offices)	(Zip code)

EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Eric B. Brown

Senior Vice President and General Counsel

Transocean Ltd.

4 Greenway Plaza

Houston, Texas 77046

(Name and address of agent for service)

(713) 232-7500

(Telephone number, including area code, of agent for service)

Copy to:

Gene J. Oshman

John D. Geddes

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Transocean Ltd., a Swiss corporation (the “Company”), as successor to Transocean Inc., a company incorporated under the laws of the Cayman Islands (“Transocean-Cayman”). On December 18, 2008, Transocean-Cayman merged with Transocean Cayman Ltd., a wholly-owned subsidiary of the Company, with Transocean-Cayman as the surviving entity. As a result of the merger, Transocean-Cayman became a wholly-owned subsidiary of the Company. The Company hereby expressly adopts the Registration Statement on Form S-8 (File No. 333-130282) as its own Registration Statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The securities registered under the Registration Statement may include newly issued securities, securities held in treasury by the Company or securities held by Transocean-Cayman.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Post-Effective Amendment incorporates herein by reference the following documents which have been filed with the Commission pursuant to the Securities Act and the Exchange Act:

•	Transocean-Cayman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Transocean-Cayman’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•

Transocean-Cayman’s Current Reports on Form 8-K filed with the SEC on February 19, 2008, March 3, 2008, March 11, 2008 (Item 5.02 only), March 18, 2008, April 10, 2008, April 21, 2008, May 7, 2008 (Item 5.02 and related Item 9.01 only), July 15, 2008, October 10, 2008, November 3, 2008 (Item 1.01, Item 8.01 and related Item 9.01 only), November 17, 2008, November 24, 2008, November 26, 2008, December 9, 2008, December 12, 2008 and December 19, 2008;

•	the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2008; and

•	the description of the Company’s registered shares included in Item 8.01 of the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2008.

Each document filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment and prior to the filing of any further post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such documents.

Any statement contained in this Post-Effective Amendment, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any subsequently filed amendment to this Post-Effective Amendment or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the Company may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. Article 24 of the Company’s articles of association makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Company to the fullest extent allowed by law. Under the Company’s articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. The Company may obtain such insurance from one or more third-party insurers or captive insurance companies. The Company has also entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that the Company will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he was acting in the best interest of the Company and, in addition, with respect to any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification. The disinterested members of the board of directors of the Company or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the board or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and the Company has the burden of proof in seeking to overcome such presumption. If the board or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his right to indemnification under his agreement.

The rights and authority conferred by Article 24 of the Company’s articles of association are not exclusive of any other right that any person has or hereafter acquires under any law, provision of the Company’s articles of association, organizational regulations, agreement, vote of shareholders of the Company or of the board of directors of the Company or otherwise.

The Company also has directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them while acting in their capacity as such. The Company may obtain such insurance from one or more third party or captive insurance companies.

Agreements that may be entered into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company’s officers and directors.

The Agreement and Plan of Merger, dated as of July 21, 2007, by and among Transocean-Cayman, Transocean Worldwide Inc. and GlobalSantaFe Corporation (the “GSF Merger Agreement”) provides that, following the Transactions (as defined in the GSF Merger Agreement), Transocean-Cayman will indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, (1) each person who was at any time prior to the effective time of the Transactions, an executive officer or director of Transocean-Cayman or GlobalSantaFe or any of their subsidiaries or divisions and (2) each person who served as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Transocean-Cayman or GlobalSantaFe against all losses, claims, damages, liabilities, costs or expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation that arises out of or pertains to actual or alleged acts or omissions by them in the capacities set forth in (1) and (2) above. Transocean-Cayman’s duty to indemnify, defend and hold harmless applies whether or not such actions are commenced, asserted or claimed prior to the effective time of the Transactions. In the event of such claim, action, suit, proceeding or investigation, Transocean-Cayman is required to pay the fees and expenses of counsel selected by the party to be indemnified, to the fullest extent permitted by applicable law in advance of the final disposition of any such action and cooperate in the defense of any such matter.

The Agreement and Plan of Merger, dated as of October 9, 2008, as amended, by and among the Company, Transocean-Cayman and Transocean Cayman Ltd. (the “Redomestication Merger Agreement”) provides that for a period of six years after the effective time of the Transaction (as defined in the Redomestication Merger Agreement), the Company and Transocean-Cayman will indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, (1) each person who was at any time prior to the effective time of the Transaction, an executive officer or director of Transocean-Cayman or any of its subsidiaries and (2) each person who served as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Transocean-Cayman against all losses, claims, damages, liabilities, costs or expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation that arises out of or pertains to actual or alleged acts or omissions by them in the capacities set forth in (1) and (2) above. The Company’s and Transocean-Cayman’s duty to indemnify, defend and hold harmless applies whether or not such actions are commenced, asserted or claimed prior to the effective time of the Transaction. In the event of such claim, action, suit, proceeding or investigation, the Company and Transocean-Cayman are required to pay the fees and expenses of counsel selected by the party to be indemnified, to the fullest extent permitted by applicable law in advance of the final disposition of any such action and cooperate in the defense of any such matter.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.		Description
*4.1	—	Articles of Association of Transocean Ltd. (incorporated by reference to Exhibit 3.1 to Transocean Ltd.’s Current Report on Form 8-K filed on December 19, 2008)

*4.2	—	Organizational Regulations of Transocean Ltd. (incorporated by reference to Annex G to Transocean Inc.’s definitive proxy statement on Schedule 14A filed on November 3, 2008)

*4.3	—	Amended and Restated Employee Stock Purchase Plan of Transocean Inc. (incorporated by reference to Exhibit 10.1 to Transocean-Cayman’s Current Report on Form 8-K dated May 16, 2005)

5.1	—	Opinion of Homburger AG

15.1	—	Awareness Letter of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.1	—	Consent of Ernst & Young LLP

23.2	—	Consent of PricewaterhouseCoopers LLP

23.3	—	Consent of Homburger AG (included in Exhibit 5.1)

24.1	—	Powers of Attorney

*	Incorporated herein by reference as indicated.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned thereunto duly authorized, in Houston, Texas on December 22, 2008.

TRANSOCEAN LTD.

By:	/s/ Gregory L. Cauthen
Gregory L. Cauthen
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 22, 2008.

Signature	Title

*	Chairman of the Board of Directors
Robert E. Rose

/s/ Robert L. Long	Chief Executive Officer and Director (Principal Executive Officer)
Robert L. Long

/s/ Gregory L. Cauthen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Gregory L. Cauthen

/s/ John H. Briscoe	Vice President and Controller (Principal Accounting Officer)
John H. Briscoe

*	Director
W. Richard Anderson

*	Director
Thomas W. Cason

*	Director
Richard L. George

*	Director
Victor E. Grijalva

*	Director
Martin B. McNamara

*	Director
Edward R. Muller

	*	Director
Robert M. Sprague

	*	Director
Ian C. Strachan

	*	Director
J. Michael Talbert

	*	Director
John L. Whitmire

*By:	/s/ Chipman Earle
Chipman Earle
(Attorney-in-Fact)

EXHIBIT INDEX

Exhibit No.		Description
*4.1	—	Articles of Association of Transocean Ltd. (incorporated by reference to Exhibit 3.1 to Transocean Ltd.’s Current Report on Form 8-K filed on December 19, 2008)

*4.2	—	Organizational Regulations of Transocean Ltd. (incorporated by reference to Annex G to Transocean Inc.’s definitive proxy statement on Schedule 14A filed on November 3, 2008)

*4.3	—	Amended and Restated Employee Stock Purchase Plan of Transocean Inc. (incorporated by reference to Exhibit 10.1 to Transocean-Cayman’s Current Report on Form 8-K dated May 16, 2005)

5.1	—	Opinion of Homburger AG

15.1	—	Awareness Letter of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.1	—	Consent of Ernst & Young LLP

23.2	—	Consent of PricewaterhouseCoopers LLP

23.3	—	Consent of Homburger AG (included in Exhibit 5.1)

24.1	—	Powers of Attorney

*	Incorporated herein by reference as indicated.